Exhibit 99.1

AUDIT COMMITTEE CHARTER

I.         Purpose and Scope

The primary functions of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) are to oversee (i) the audit of the financial statements of Florida Public Utilities Company (the “Company”) provided to the Securities and Exchange Commission (the “SEC”), the Company’s shareholders and to the general public, (ii) the Company’s internal financial and accounting processes and controls, (iii) the Company’s disclosure controls and procedures, (iv) the independent audit process of the Company, and (v) the compliance by the Company with legal and regulatory requirements.

II.

Composition

The Committee shall consist of a minimum of three independent (outside) directors appointed by the Board, who shall meet the requirements under any rules or regulations of the AMEX and any other applicable laws, as may be in effect from time to time.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement. At least one member of the Committee shall have either (i) past employment experience in finance or accounting, (ii) requisite professional certification in accounting, or (iii) any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief financial officer or other senior officer with financial oversight responsibilities.

The Committee members shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.       Responsibilities and Duties

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the independent accounting firm is responsible for auditing those financial statements. To fulfill its responsibilities and duties the Committee shall:

A.

Document Review

1.

Review and assess the adequacy of this Charter as conditions dictate, but at least annually, and recommend any proposed changes to this Charter to the Board for approval.

2.

Review with representatives of management and representatives of the independent accounting firm the Company’s audited annual financial statements prior to their filing as part of the Company’s Annual Report on Form 10-K. After such review and discussion, which shall include major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements, the Committee shall recommend to the Board whether such audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Committee shall also review with representatives of management and representatives of the independent accounting firm the Company’s interim financial statements prior to their inclusion in the Company’s Quarterly Reports on Form 10-Q.

3.

Review with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including: (i) any significant changes in the Company’s selection or application of accounting principles; (ii) any significant issues or changes regarding accounting and auditing principles or practices; (iii) any significant issues regarding the adequacy of the Company’s internal controls; (iv) the development, selection and disclosure of critical accounting estimates; and (v) analyses of the effect of alternative assumptions, estimates or generally accepted accounting principles (“GAAP”) methods on the Company’s financial statements.

4.

Discuss with management and the independent accounting firm the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements.

5.

Discuss with management the quarterly earnings press releases, including “pro forma” and other “adjusted” non-GAAP information, as well as any financial information and earnings guidance provided to analysts, rating agencies and others.

6.

Meet periodically to review with management and the independent accounting firm their views on the Company’s major financial risk exposures, including the Company’s risk assessment and risk management policies, and the steps management has taken to monitor and control such exposures.

B.

Independent Accounting Firm Oversight

1.

Have the sole authority to appoint or replace the independent accounting firm and approve in advance the fees, scope, planning, staffing and terms of any audit and non-audit engagements of the independent accounting firm. The independent accounting firm shall report directly to the Committee.

2.

Specifically identify and approve in advance all non-audit services performed by the independent accounting firm. Conduct a periodic review of any ongoing non-audit services to review and approve their continued provision and scope. All non-audit services performed by the independent accounting firm shall be disclosed in the applicable periodic or annual report filed with the SEC.

3.

Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

4.

Oversee and evaluate the work of the independent accounting firm, including resolution of any disagreement between management and the independent accounting firm regarding financial reporting.

5.

Review the experience and qualifications of the senior members of the independent accounting firm engaged on the Company’s account. Also, review the number of years that the lead audit partner and the audit partner responsible for reviewing the audit have performed audit services for the Company in the previous five fiscal years in order to address compliance with the five-year mandatory audit partner rotation requirement. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent accounting firm on a regular basis.

6.

Receive from the independent accounting firm, on an annual basis, a formal written statement identifying all relationships between the independent accounting firm and the Company consistent with Independence Standards Board Standard 1, as it may be modified or supplemented. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact the objectivity and independence of the independent accounting firm.

7.

Discuss with representatives of the independent accounting firm, on a quarterly basis, the matters required by the Statement on Auditing Standards 61, as it may be modified or supplemented, which ensures the independent accounting firm’s independence and addresses disclosure of any possible fraudulent activities.

8.

Obtain from the independent accounting firm, on a quarterly basis, assurance that Section 10A of the Securities and Exchange Act of 1934 has not been implicated.

9.

Obtain and review reports from the independent accounting firm at least annually regarding: (i) the independent accounting firm’s internal quality-control procedures; (ii) any material issues raised by most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (iii) any steps taken to deal with any such issues; and (iv) all relationships between the independent accounting firm and the Company.

10.

Discuss with the national office of independent accounting firm issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.

11.

Evaluate the qualifications, performance and independence of the independent accounting firm, including whether the adequacy of the independent accounting firm’s quality controls and the provision of any permitted non-audit services is compatible with maintaining the independent accounting firm’s independence and taking into account the opinions of management.

12.

Review reports from the independent accounting firm related to (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within GAAP related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm; and (iii) other material written communications between the independent accounting firm and management, such as any management letter or schedule of unadjusted differences.

13.

Discuss any independent-accounting-firm reports with the independent accounting firm, report to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent accounting firm.

14.

Establish and maintain clear policies regarding the hiring of employees or former employees of the independent accounting firm who were engaged on the Company’s account.

15.

Review with the independent accounting firm any significant problems or difficulties the independent accounting firm may have encountered and any management letter provided by the independent accounting firm and the Company’s response to that letter, including any restrictions on the scope of activities or access to required information, significant changes to the audit plan and any disagreement with management, which if not satisfactorily resolved would have affected the independent accounting firm’s opinion.

16.

Review with management and the independent accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

C.

Compliance and Reporting

1.

Engage independent counsel, accounting consultants or other advisors to advise, as necessary, the Committee in connection with any matter within its duties and responsibilities.

2.

Review periodic reports provided by the Company regarding compliance by the employees of the Company and its subsidiary with applicable legal requirements and the Company’s standards of business conduct policies.

3.

Review with the Company’s General Counsel legal matters that may materially affect the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

4.

Review annually, in consultation with the independent accounting firm and management, the adequacy of the Company’s internal financial and accounting processes and controls.

5.

Prepare and submit, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the Committee to be included in the Company’s annual proxy statement for each annual meeting of the Company’s stockholders.

D.

Other

1.

Meet at least quarterly with the Company’s senior executive officers, internal auditors, and the independent accounting firm. Include meeting with each group independently.

2.

Review any other matter brought to its attention within the scope of its duties, including any issue of significant financial misconduct.

3.

Establish procedures for (i) the receipt, review, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential or anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and the receipt and review thereof.

4.

The corporate governance committee, not the audit committee, shall approve and administer a code of ethics, as defined by rules of SEC, for senior officers and such employees and agents of the Company as it determines.

5.

Review with the Company’s Chief Executive Officer and Chief Financial Officer, prior to their quarterly or annual report certification submission to the SEC, (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any material weaknesses in the Company’s internal controls that they have identified for the Company’s independent accounting firm; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the Chief Executive Officer’s and the Chief Financial Officer’s evaluation thereof, including any corrective actions with regard to significant deficiencies and material weaknesses.

6.

Make regular reports to the Board.

IV.

Responsibility Summary

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Those duties are the responsibility of management and the independent accounting firm.